Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 25, 2014, included in the Proxy Statement of Internet Patents Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Internet Patents Corporation for the registration of 3,500,000 shares of its common stock, as filed with the Securities and Exchange Commission on or about December 30, 2014.

/s/ Ernst & Young LLP

Sacramento, California

December 30, 2014